Exhibit 10.8.3

AMENDMENT DATED MAY 5, 2017 TO THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

BOARD OF DIRECTORS
OF
MARRIOTT INTERNATIONAL, INC.

NO:        BOARD 2017 - 23

DATE:        May 5, 2017

Approval of Amendment to the
Marriott International, Inc. Stock and Cash Incentive Plan

WHEREAS, Marriott International, Inc. (the “Company”) maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Article 17.1 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time;

WHEREAS, the Compensation Policy Committee (the “Committee”) of the Board has recommended that the Board approve an amendment to the Plan, effective for grants made on and after February 21, 2017, (i) to provide for accelerated vesting and/or distribution of certain types of Awards in the event an Employee incurs a Disability (as such terms are defined in the Plan) and (ii) to amend the definition of “Disability” under the Plan;

WHEREAS, the Board has reviewed the Committee’s recommendation and believes it is reasonable and appropriate; and

WHEREAS, the Board desires to make certain other typographical and conforming changes to the Plan.

NOW THEREFORE, BE IT RESOLVED, that the Board hereby approves and adopts the amendment to the Plan substantially in the form attached hereto as Exhibit A (this “Amendment”);

BE IT FURTHER RESOLVED, that, notwithstanding this Amendment, with respect to awards of Options and SARs (as such terms are defined in the Plan) granted on and after February 21, 2017 through the date hereof, if following the occurrence of a Disability, the exercise period for such Options and/or SARs would have been longer pursuant to the terms of the Plan as in effect prior to this Amendment, then such longer exercise period shall apply in lieu of the exercise period set forth in this Amendment; and

BE IT FURTHER RESOLVED, that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of, the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of these Resolutions.

By the Board of Directors

Bancroft S. Gordon
Corporate Secretary

EXHIBIT A

AMENDMENT TO THE
MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

THIS AMENDMENT to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time (the “Plan”), is made this 5th day of May, 2017, as follows:

1. Effective for all Awards granted on and after February 21, 2017, Article 2.19 is hereby amended to read as follows (new language underlined and deleted language struck):

2.19    “Disability” means the Participant is either:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. ~~a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.~~

Notwithstanding the preceding provisions of this Article 2.19 or anything in any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of an Award that provides for the deferral of compensation that is subject to Code Section 409A to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code Section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule or event that would have applied in the absence of a Disability (and other Participant rights that are tied to Disability, such as vesting, shall not be affected by the prior sentence).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine (i) conclusively whether a Participant has incurred a Disability pursuant to the above definition, including the medical evidence required to establish such Disability (e.g., a form to be completed by the Participant’s physician), (ii) the date of the occurrence of such Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Code Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.

For the avoidance of doubt, Awards granted prior to February 21, 2017 shall be governed by the definition of Disability set forth in this Article 2.19 as was in effect prior to its amendment on May 5, 2017.

2.
Effective for awards of Options and SARs granted on and after February 21, 2017 (and notwithstanding the terms of the applicable Award Agreement (as defined in the Plan)), Article 6.9 is hereby amended to read as follows (new language underlined and deleted language struck):

6.9    Termination of Employment or Leave of Absence.

(a)    In the event that a Participant who is an Employee, during his or her lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any SAR or Option which is not exercisable on the date on which the Participant ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months from such date, but in no event after the expiration of the term for which the SAR or Option was granted; provided, however, that in the case of an awardee of a SAR or a NQSO who is an “Approved Retiree” (as hereinafter defined), the SAR or NQSO shall continue to vest for up to five years from the date of retirement and said awardee may exercise such SAR or NQSO, as applicable, until the soonest to occur of (i) the expiration of such SAR or NQSO in accordance with its original term; (ii) the expiration of five (5) years from the date of retirement; or (iii) with respect to SARs or Options granted ~~after 2005 and~~ less than one year before the date the Approved Retiree retires, expiration of the SAR or Option on such retirement date, except not with respect to that portion of the SARs or Options equal to such number of shares multiplied by the ratio of (I) the number of days between the grant date and the retirement date inclusive, over (II) the number of days in the twelve (12) month period following the grant date. For purposes of the proviso to the preceding sentence:

~~(a)~~(i)    An “Approved Retiree” is any awardee of a SAR or an Option who ~~(i) terminates employment by reason of a Disability, or (ii)~~ (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the awardee has attained age fifty-five (55) and completed ten (10) Years of Service ~~or, with respect to Options granted prior to 2006, has completed twenty (20) Years of Service~~, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee; and

~~(b)~~(ii)    If the Committee subsequently determines, in its sole discretion, that an Approved Retiree has violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)~~(ii)~~(i)(B) of this Article, or has engaged in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any SARs or Options or portions thereof which are exercisable on such date, and any SARs or Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire, and any SARs or Options or portion thereof which are not exercisable on such date shall be cancelled on such date.

(b)    In the event of the death or Disability of an awardee during the three (3)-month period described above for exercise of a SAR or an Option by a terminated awardee (other than an awardee terminated due to death) or one on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), the SAR or Option shall be exercisable by the awardee (or, if applicable, the awardee’s personal representatives, heirs or legatees) to the same extent and during the same period that the awardee could have exercised the SAR or Option if the awardee had not died or incurred a Disability.

(c)    Notwithstanding anything in Article 6.5 to the contrary, in the event of the death or Disability of an awardee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding SAR or Option held by such awardee upon death or Disability shall become fully vested upon death or Disability and shall be exercisable by the awardee (or, if applicable, the awardee’s personal representatives, heirs or legatees) at any time prior to the expiration of one (1) year from the date of death or Disability of the awardee, but in no event after the expiration of the term for which the SAR or Option was granted.

Notwithstanding anything in this Article 6.9 to the contrary, for the avoidance of doubt, awards of SARs or Options granted prior to February 21, 2017 shall be governed by the relevant provisions of the applicable Award Agreement and this Article 6.9 as was in effect prior to its amendment on May 5, 2017.

3.
Effective for awards of MI Shares (as defined in the Plan) granted on and after February 21, 2017 (and notwithstanding the terms of the applicable Award Agreement), Article 9A.5 is hereby amended to read as follows (new language underlined and deleted language struck):

9A.5    Effect of Termination of Employment. Notwithstanding anything to the contrary in Articles 9A.3 and 9A.4:

(a) In the event the Employee’s employment is terminated prior to the relevant vesting date on account of death or the Employee incurs a Disability prior to the relevant vesting date, and if the Employee had otherwise met the requirements of Article 9A.4(a) through (c) from the grant date through the date of such death or Disability, then the Employee’s unvested MI Shares shall immediately vest in full upon death or Disability (as the case may be) and the distribution of the MI Shares will occur as soon as administratively practicable thereafter. ~~and the Employee’s rights hereunder with respect to any such MI Shares shall inure to the benefit of the Employee’s executors, administrators, personal representatives and assigns.~~

(b) In the event Employee’s employment is terminated prior to the relevant vesting date on account of the Employee’s ~~Disability or~~ Retirement (as defined below), and if the Employee had otherwise met the requirements of Article 9A.4(a) through (c) from the grant date through the date of such ~~Disability or~~ Retirement, and provided that the Employee continues to meet the requirements of Article 9A.4(b) and (c), then the Employee’s rights hereunder with respect to any outstanding, unvested MI Shares shall continue in the same manner as if the Employee continued to meet the continuous employment requirement of Article 9A.4(a) through the vesting dates related to the Award, except not for that portion of MI Shares granted less than one (1) year prior to the Employee’s termination equal to such number of shares multiplied by the ratio of (I) the number of days after the termination date and before the first (1st) anniversary of the grant date, over (II) the number of days on and after the grant date and before the first (1st) anniversary of the grant date. For purposes of this Article 9A.5(b), “Retirement” shall mean termination of employment by retiring with special approval of the Committee following age fifty-five (55) with ten (10) ~~y~~Years of ~~s~~Service.

Notwithstanding anything in this Article 9A.5 to the contrary, for the avoidance of doubt, awards of MI Shares granted prior to February 21, 2017 shall be governed by the relevant provisions of the applicable Award Agreement and this Article 9A.5 as was in effect prior to its amendment on May 5, 2017.

4.
Effective for Other Share-Based Awards granted on and after February 21, 2017 (and notwithstanding the terms of the applicable Award Agreement), Article 10.3 is hereby amended to read as follows (new language underlined and deleted language struck):

10.3    Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine, including any vesting conditions; provided that, in the event the Employee’s employment is terminated prior to the relevant vesting date on account of death or the Employee incurs a Disability prior to the relevant vesting date, and if the Employee had otherwise met the requirements of Article 9A.4(a) through (c) from the grant date through the date of such death or Disability, then the Employee’s unvested Awards that vest solely based on the passage of time shall immediately vest in full upon death or Disability (as the case may be), with any Awards that vest in whole or in part based on the attainment of performance-vesting conditions being deemed to have immediately satisfied any time-vesting conditions and earned at target-level performance, and the distribution of such Awards will occur as soon as administratively practicable thereafter.